Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2002 Equity Incentive Plan of Asbury Automotive Group, Inc. of our reports dated March 1, 2010 with respect to the consolidated financial statements of Asbury Automotive Group, Inc. as of and for the year ended December 31, 2009 and the effectiveness of internal controls over financial reporting of Asbury Automotive Group, Inc. as of December 31, 2009, included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 1, 2010